ORCHARD PARTNERS, INC.
Fairness Opinions, Business Appraisals, Advice in M&A

339 Main Street
Concord, MA 01742
jjohnson@orchardpartnersinc.com
(978) 369-8200

CONSENT OF ORCHARD PARTNERS, INC.

We hereby consent to the inclusion of our opinion letter dated July 6, 2005 to the Board of Directors of GoAmerica, Inc. (the “Company”) as an annex to the joint proxy statement/prospectus contained in that certain Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission relating to the merger described therein, and to the references to our firm and such opinion in such Registration Statement. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the SEC promulgated thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the Regulations.

/s/ Orchard Partners, Inc.
Orchard Partners, Inc.
December 27, 2005